Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our report dated March 15, 2012, with respect to the consolidated financial statements and schedule of Transcend Services, Inc. and subsidiaries (the “Company”) as at December 31, 2011 and December 31, 2010 and for each of the three years in the period ended December 31, 2011 included in this Current Report on Form 8-K/A of Nuance Communications, Inc. dated May 18, 2012. We hereby consent to the incorporation by reference of said report in the Registration Statements of Nuance Communications, Inc. on Form S-3 (File No. 333-142182, effective April 18, 2007, File No. 333-100648, effective February 7, 2003, and File No. 333-61862, effective August 10, 2001), and Form S-8 (File No. 333-179399, effective February 6, 2012, File No. 333-178436, effective February 12, 2011, File No. 333-164955, effective February 17, 2010, File No. 333-157579, effective February 27, 2009, File No. 333-151088, effective May 22, 2008, File No. 333-151087, effective May 22, 2008, File No. 333-153911, effective October 8, 2008, File No. 333-148684, effective January 15, 2008, File No. 333-145971, effective September 11, 2007, File No. 333-143465, effective June 1, 2007, File No. 333-142183, effective April 18, 2007, File No. 333-141819, effective April 2, 2007, File No. 333-134687, effective June 2, 2006, File No. 333-128396, effective September 16, 2005, File No. 333-124856, effective May 12, 2005, File No. 333-122718, effective February 11, 2005, File No. 333-108767, effective September 12, 2003, File No. 333-99729, effective September 18, 2002, File No. 333-75406, effective December 18, 2001, File No. 333-49656, effective November 9, 2000, File No. 333-33464, effective March 29, 2000, File No. 333-30518, effective February 16, 2000, File No. 333-74343, effective March 12, 1999, File No. 333-45425, effective February 2, 1998, and file No. 333-04131, effective February 26, 1997).

GRANT THORNTON LLP

/s/ Grant Thornton LLP

Atlanta, Georgia

May 18, 2012